Exhibit 5.1

[Jones Day Letterhead]

July 14, 2011

Energy Partners, Ltd.

201 St. Charles Avenue, Suite 3400

New Orleans, LA 70170

Re:	Registration Statement on Form S-4 Filed by Energy Partners, Ltd. Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Energy Partners, Ltd., a Delaware corporation (the “Company”), and the Subsidiary Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $210,000,000 aggregate principal amount of 8 1/4% Senior Notes due 2018 of the Company (the “Exchange Notes”) for an equal principal amount of 8 1/4% Senior Notes due 2018 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of February 14, 2011 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the guarantors listed on Annex A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), EPL of Louisiana, L.L.C., a Louisiana limited liability company (the “Other Guarantor,” and collectively with the Covered Guarantors, the “Subsidiary Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

2.	The Subsidiary Guarantee of the Exchange Notes (each, an “Exchange Guarantee” and collectively, the “Exchange Guarantees”) of each Covered Guarantor, when it is issued and delivered in exchange for the Subsidiary Guarantee of the Outstanding Notes (collectively, the “Outstanding Guarantees”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

3.	The Exchange Guarantee of each Other Guarantor, when it is issued and delivered in exchange for the Outstanding Guarantee of that Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Other Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and

Energy Partners, Ltd.

July 14, 2011

judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinions expressed herein are limited to (i) the laws of the State of Texas, (ii) the laws of the State of New York and (iii) the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinions expressed herein.

We are not admitted or qualified to practice law in the State of Louisiana. Therefore, in rendering the opinion expressed in Paragraph 3 above, we have relied solely upon the opinion of Slattery, Marino & Roberts, A Professional Law Corporation, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Louisiana.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Name of Covered Guarantor	State of Incorporation or Organization
Delaware EPL of Texas, LLC	Delaware
EPL Pioneer Houston, Inc.	Texas
EPL Pipeline, L.L.C.	Delaware
Anglo-Suisse Offshore Pipeline Partners, LLC	Delaware